Exhibit 14.1

Dear El Pollo Loco Employee:

One of El Pollo Loco’s primary goals is to conduct our business with the utmost honesty and integrity. We pride ourselves on following legal, moral and ethical standards. To accomplish this primary goal, the Company must rely on the personal commitment of each individual member of our team.

It is critically important that you, as an employee, know the basic principles by which El Pollo Loco, Inc., conducts its business. Our philosophy is that El Pollo Loco and its employees will comply with all applicable laws and regulations, adhere to the highest ethical standards and act as responsible members of the communities where we operate.

Please read these policies carefully and give them your utmost consideration. This Code of Business Ethics & Conduct booklet has been prepared to help you understand and abide by these principles. It highlights several specific policies and laws we must be aware of in conducting our business activities. We do not expect you to become a legal expert as a result of reading this booklet; the examples included here do not represent every instance where a policy or the law applies. But we do expect you to comply with the Code, to be generally aware of certain laws and regulations and to recognize sensitive issues. Most importantly, we expect you to seek advice when necessary. Remember, it is always better to ask first, so problems can be avoided later.

Certain policies contained in this booklet point out problem areas that individuals may encounter. At the end of the booklet, a number of hypothetical situations are included. We have developed these examples to help illustrate the application of certain policies.

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If you have questions about the laws governing your activities on behalf of the Company, talk to your supervisor, any member of senior management or El Pollo Loco’s General Counsel. It is your responsibility to be informed about, and comply with the Code. If you suspect any activity or conduct to be in violation of the law or Company policy, you must report the circumstances to one of the people named above or to the El Pollo Loco Human Resources Department.

After thoroughly reading this booklet, please sign the Business Conduct Compliance Statement and return it to your supervisor for placement in your personnel file.

Thank you for your commitment to achieving these El Pollo Loco goals.

Cordially,

Steve Carley President and Chief Executive Officer

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TABLE OF CONTENTS

A.	GENERAL PRINCIPLES		6
	1.	Compliance with the Law	6
	2.	Adherence to High Ethical Standards	6
	3.	Responsible Business Citizenship	6
B. SPECIFIC ISSUES			6
C. INTERNAL ACCOUNTING CONTROLS			6
	1.	Foreign Corrupt Practices Act	7
	2.	Internal Control Guidelines	8
		a) Compliance	8
		b) Illegal Payments	9
		c) Cash Disbursements	9
		d) Consulting Services and Review Procedures	9
		e) Reporting and Review Procedure	10
D. ANTITRUST			10
	1.	Areas of Potential Exposure	11
		a) Relations with Competitors	11
		b) Relations with Customers and Suppliers	12
E. POLITICAL PARTICIPATION			14
	1.	Personal Political Participation	14
	2.	Corporate Participation	14
	3.	Gratuities and Government Employees	15
F. MEDIA RELATIONS			16
G. EMPLOYEE LOYALTY			16
	1.	Conflict of Interest	16
	2.	Gifts and Entertainment	17
H. HUMAN RESOURCES			18

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1.	Equal Opportunity Employer	18
2.	Workplace Harassment and Discrimination Prohibitions	18
I. SUBSTANCE ABUSE		22
J. ENVIRONMENTAL HEALTH AND SAFETY		23
K. EMERGENCY PREPAREDNESS		24
L. CONFIDENTIALITY OF CORPORATE INFORMATION		24
M. USE OF COMPANY RESOURCES		25
1.	General Policies	25
2.	Use of EPL Communication Resources for Non-EPL Purposes	26
3.	Use of EPL Personal Computers, Software, Copiers and Similar Office Equipment	29
4.	Use Of Internet	31
	(a) Authentication Process	31
	(b) Personal Use	31
	(c) Ethical Use of Internet	32
	(d) Downloading Software	33
N. RECORDS MANAGEMENT		34
O. COMMUNITY INVOLVEMENT		34
P. SECURITY AND COMPLIANCE ASSISTANCE		35
Q. OTHER POLICIES AND GUIDELINES		36
HYPOTHETICAL CASES		37
CASE #1		37
CASE #2		38
CASE #3		38
CASE #4		39
CASE #5		40
CASE #6		41

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CODE OF BUSINESS ETHICS & CONDUCT

The primary mission of El Pollo Loco, Inc. is to serve the best chicken meal profitably. In pursuit of this goal, all El Pollo Loco employees must comply with this Code of Business Conduct. This code applies to the officers, employees and agents of El Pollo Loco and its affiliates. Anyone who violates the Code will be acting outside the scope of his or her employment and will be subject to disciplinary action, up to and including termination.

A. GENERAL PRINCIPLES

The Code is based on the following general principles:

1. Compliance with the Law

El Pollo Loco and its employees will abide by the letter and the spirit of all applicable laws and regulations, and will act in such a manner that the full disclosure of all facts related to any activity will always reflect favorably upon the Company.

2. Adherence to High Ethical Standards

El Pollo Loco and its employees will adhere to the highest ethical standards of conduct in all business activities, and will act in a manner that enhances El Pollo Loco’s standing as a vigorous and ethical competitor within the business community.

3. Responsible Business Citizenship

El Pollo Loco and its employees will act as responsible citizens in the communities where the Company does business.

B. SPECIFIC ISSUES

The specific issues discussed in this booklet do not cover all situations where a law or Company policy may apply. However, they should help you better understand the general principles stated above.

C. INTERNAL ACCOUNTING CONTROLS

El Pollo Loco requires that every restaurant, department or separate business unit maintain books and

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records which fairly and accurately reflect all transactions of El Pollo Loco. In addition, each restaurant, department or separate business unit is responsible by El Pollo Loco policy for the design and maintenance of an adequate system of internal accounting controls. El Pollo Loco policy requires that each transaction entered into by El Pollo Loco has proper authorization and approval initially, then proper and complete accounting and reporting of the transaction. The handling of each transaction is subject to internal audit verification with reporting of exceptions to the Management Committee.

Every department engaging in financial transactions on behalf of El Pollo Loco shall comply with all laws, regulations, El Pollo Loco policies, and accounting standards and customs relating to financial matters.

It is the responsibility of the Department Vice Presidents and Directors, with the guidance of the Finance and Legal Departments, to implement proper procedures to accomplish the intent of this subsection. Each Department Vice President and all Directors are responsible for insuring compliance with El Pollo Loco policies and procedures relating to proper record retention, storage and destruction. Any individual who violates the policies and procedures of this section would be subject to appropriate disciplinary action.

1. Foreign Corrupt Practices Act

Because of its far-reaching provisions, one of these laws, the United States Foreign Corrupt Practices Act (FCPA), deserves further explanation. The FCPA became U.S. federal law in 1977. It applies to U.S. individuals, companies and businesses, including their controlled international subsidiaries.

Awareness of a high probability that payment of money or anything of value is being made to a foreign official for an improper purpose is sufficient to create criminal and civil liability under the FCPA. Individuals can be fined up to $100,000 and sent to prison. Corporations can be fined millions of dollars.

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The FCPA has two basic parts: 1) the anti-bribery provisions and 2) accounting and record keeping requirements. The anti-bribery section prohibits payment of a bribe to a non-U.S. official or non-U.S. political party, party official or candidate for political office. The FCPA defines a bribe as anything of value given or offered to a non-U.S. Official. Anything of value can include things other than cash.

Despite the reference to foreign practices, the FCPA’s accounting and record keeping provisions apply to domestic and international operations of publicly traded U.S. companies. These rules originally were intended to prevent the creation of unreported slush funds or illegal payments to non-U.S. officials. But the government also uses them to challenge a wide range of record keeping practices unrelated to illegal payments or non-U.S. operations.

While the FCPA’s accounting provisions basically restate generally accepted accounting principles, it is important to understand that strict accuracy in documentation and reporting is required. These provisions can be interpreted to include relatively small sums from petty cash funds. Any director, officer, employee or agent of El Pollo Loco, or any stockholder acting on behalf of El Pollo Loco, who is convicted of violating the FCPA, is subject to substantial fines and/or imprisonment. If convicted, the Company is also subject to substantial fines.

2. Internal Control Guidelines

El Pollo Loco has established systems, controls and records for authorizing, executing and recording transactions involving assets and liabilities. The Company also controls access to assets and periodically reconciles recorded and existing assets. The following is a summary of some of the more significant internal policies and controls:

a) Compliance

No officer, employee or other person acting on behalf of the Company will engage in any activity that circumvents the Company’s systems of internal controls.

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b) Illegal Payments

No officer, employee or other person acting on behalf of the Company will in any way offer, make or cause to be offered or make an illegal payment, contribution or gift of any kind.

c) Cash Disbursements

Company policy prohibits cash disbursements except for nominal amounts drawn from established and properly recorded petty cash accounts and except as provided in the Human Resources Policies and Procedures. All checks will be drawn only to the ultimate payee. No checks will be made payable to cash or bearer. Exceptions can be made to this policy but only with the prior approval of the Chief Financial Officer and President.

d) Consulting Services and Review Procedures

Problems relating to the FCPA are most likely to occur in the use of consultants who perform services outside the United States. For this reason, the Company has adopted mandatory procedures that must be followed before a consultant can be retained. A consultant is any person or entity that provides business, professional or technical advice to El Pollo Loco or that facilitates relationships between El Pollo Loco and any other person.

A consultant cannot be hired without the prior approval of the Department Vice President and the General Counsel unless the services being provided will be performed solely in the United States. All consulting agreements must comply with the Authorization Policy adopted by El Pollo Loco. Before this approval will be granted, the proposed written contract must be submitted and an investigation conducted to confirm that the consultant is not a government official and has the skill and experience to perform the desired services. In addition, the relationship must be approved in advance by a designated Company officer or officers or the Board of Directors, depending upon the amount of the consultant’s proposed fee.

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e) Reporting and Review Procedure

Any officer, employee or other agent of the Company who thinks a transaction may be illegal must report this to the Company’s General Counsel. If the General Counsel or the reporting person believes a review of the transaction is necessary, either may request such a review by writing the Secretary of the Audit Committee of the Board of Directors.

When a review is requested, the General Counsel will inform management and those involved in the transaction that it couldn’t proceed until the issue has been resolved. The General Counsel will then proceed with the review procedure as required by corporate policy.

All appropriate persons, including the reporting individual, will be informed as to how the issue is resolved. If the review procedure results in a favorable decision, the transaction may proceed.

D. ANTITRUST

Antitrust laws are designed to preserve and foster fair and honest competition within the free enterprise system. To accomplish this goal, the language of these laws is deliberately broad, prohibiting such activities as unfair methods of competition and agreements in restraint of trade. Such language gives enforcement agencies the right to examine many different business activities to judge their effect on competition.

Policy

Company policy requires full compliance with the letter and spirit of all antitrust laws. No employee, under any circumstances, has the authority to authorize a violation of the law. Anyone who violates the law, or knowingly permits a subordinate to do so, is subject to disciplinary action, including dismissal.

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It is important for you to have a basic knowledge of the U.S. federal and state antitrust requirements. Many countries outside of the U.S., such as the member countries of the European Economic Community, Canada and Australia, also have adopted antitrust laws.

Penalties for antitrust violations are severe. They include the following:

•	Imprisonment of individuals for up to three years for each violation. Fines of up to $10 million against the Company, and up to $350,000 against the individual, for each violation of the Sherman Act and fines of up to $10,000 for each violation of the Federal Trade Commission Act.

•	Payment of triple damages, plus attorney’s fees and litigation costs, to the government or any firm or individual injured by the violation.

•	Injunctions or consent decrees prohibiting certain activities. Consent decrees can seriously limit a firm’s future freedom to engage in business activity and can be applied across a broader scope than was involved in the original violation.

1. Areas of Potential Exposure

Two areas where antitrust violations most frequently occur in relations with competitors and with customers.

a) Relations with Competitors

The greatest danger for violations of the antitrust laws rests in contacts with competitors. The laws make illegal any agreement or understanding, expressed or implied, written or oral that unreasonably restricts competition or interferes with the ability of the free market system to function properly. In the eyes of the law, asserting good intentions or customer/consumer benefits does not justify or excuse violations.

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A formal agreement with a competitor need not exist to prove a conspiracy. A general discussion followed by common action often is enough to show an implied agreement. In an investigation, every communication, written or oral, is subject to extreme scrutiny.

Communications with competitors should be avoided unless they concern a true customer supplier relationship, other legitimate business ventures or permitted trade association activities. You must not engage in any communications with competitors that could result, or even appear to result in any of the following: price fixing, bid rigging (including complimentary bidding), allocation of customers or markets, boycotts, or production limits to restrain trade.

The antitrust laws recognize your need to be aware of market conditions, and you may discuss these with customers, suppliers, retailers, wholesalers and brokers if they are not your competitors.

b) Relations with Customers and Suppliers

Generally, you have an unrestricted right to choose your customers and suppliers, but there are antitrust pitfalls in this area. The biggest danger is an allegation that, through and understanding or threat, you have improperly restricted a customer’s (including a distributor’s or franchisee’s) freedom to establish its own prices or terms of sale. You must also avoid any agreement with a supplier that sets the price or terms of sale for your products to El Pollo Loco’s customers. In addition, you should avoid complaining to your supplier about the prices charged by that supplier to other companies who are your competitors. Further, avoid discussions with companies who complain to you regarding El Pollo Loco, Inc. supplying another company or the prices charged by other companies.

Antitrust laws prohibit selling the same products to different customers at different prices, terms or conditions of sale if the result would be harmful to one of the customers and to competition. While there are some exceptions to these laws, such as charging differing prices to meet

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competitor’s lower price, these exceptions are very complex and you should consult with the General Counsel with respect to their application in specific situations.

Tie-in sales and reciprocal dealings are other potential danger areas where caution should rule. Tie-in sales occur when a customer (or franchisee) must purchase one product or service to be able to purchase another product or service. Reciprocal sales can be described as you buy from me because I buy from you.

El Pollo Loco may enter into voluntary distributorship agreements. Certain non-price, territorial, and customer limitations, such as location clauses, may be permissible in certain circumstances. These would include entering into new markets, conducting promotional activities, maintaining, repairing and servicing facilities. A written standard form of distributor contract should be used and must receive all express approvals required by the Authorization Policy. Termination of any distributor shall be accomplished only after consultation with the General Counsel and in accordance with the Authorization Policy.

El Pollo Loco employees shall abide by all directions, guidelines and order issued by the Federal Trade Commission. The Federal Trade Commission has jurisdiction over, among other things, compliance with franchise laws and regulations. If a government agency makes contact with any El Pollo Loco employee requesting information concerning antitrust matters, it should be requested to put the inquiry in writing to the Legal Department so that it can be appropriately investigated and answered.

This is by no means an exhaustive list of areas where antitrust laws apply. If you have any questions about a specific business activity, consult with your supervisor or the Legal Department. Remember, we want you to ask questions.

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E. POLITICAL PARTICIPATION

El Pollo Loco believes that participation in the political process is one of every individual’s most basic rights. But federal and state laws in the United States and many other countries distinguish between individual and corporate participation. For example, U.S. federal law and the laws of many states prohibit corporate contributions to political candidates or officeholders.

1. Personal Political Participation

The Company encourages employees to participate in the political process, as they so desire. They may make personal political contributions or communicate their personal beliefs to elected officials. Within the limits of Company policy regarding leaves of absence, employees may run for political office. Employees should check with the human resources representatives regarding the leave of absence policy.

It is important, however, to distinguish between personal and corporate political activities. As a responsible corporate citizen, El Pollo Loco occasionally will speak out on issues of importance to the Company. Senior management is responsible for developing the Company’s position on relevant legislative and regulatory issues, and the Company’s government relations’ representatives are responsible for communicating these positions to government officials as directed by management.

Unless you are specifically requested by the Company to represent it before legislative or other government bodies, be sure you clearly label any personal communication with legislators as your own beliefs. If you are contacted by legislators or regulators regarding the Company’s position on public issues, you should refer them to the Director of Corporate Communications.

2. Corporate Participation

It is against Company policy to use Company funds or other assets to make political contributions to or expenditures on behalf of political candidates, officeholders or public officials. Prohibited expenditures

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may include things as small as providing meals, beverages or entertainment to officeholders or public officials. This policy applies even in states where the law permits corporate political contributions or expenditures. U.S. federal law and Company policy also state that no one will be reimbursed for personal political contributions. Personal compensation will not be altered in any way under any circumstances to reflect such contributions.

Narrow exceptions to El Pollo Loco, Inc. corporate policy allow, if permitted by applicable law: (i) employees to make occasional, isolated and incidental use of corporate facilities or equipment for individual volunteer activities in connection with an election or (ii) expenditures to be made in connection with events sponsored, hosted, subsidized or promoted by the Company. You must contact your General Counsel before doing anything you think is covered by these exceptions.

3. Gratuities and Government Employees

U.S. federal and state laws and the laws in some countries outside the United States restrict the ability to give gifts or gratuities to government employees, including politicians. These laws specifically prohibit making a gift to a government employee in connection with a business transaction. Procurement and contracting officers, inspectors, auditors and even local officials who issue permits or grant zoning variances are examples of government employees frequently dealt with but, the restriction applies to any government employee. These laws could be violated if anything of value is given to a government employee even if there is no intent to influence an official action or decision.

A limited exception permits certain entertainment of public officials in connection with lobbying efforts and closely related public affairs work. However, applicable laws and rules restrict even this exception. Under certain conditions, even more stringent controls are imposed, such as requirements to register as a lobbyist and to report expenditures. Therefore, no employee should entertain a public official or otherwise engage in lobbying efforts without authorization from the General Counsel.

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F. MEDIA RELATIONS

Employees may be asked by representatives of the news media for information concerning the Company’s position on public issues. Employees should coordinate any responses to the media with the Corporate Communications Department (Julie Weeks).

In addition, employees may not release information to the news media about Company activities or the activities of other employees. The Corporate Communications Department has established systems for responding to news media requests and for obtaining management approval for public statements. If an activity merits or requires public disclosure, its release will be coordinated by the Corporate Communications Department.

G. EMPLOYEE LOYALTY

El Pollo Loco expects its employees to serve the Company with undivided business loyalty. Whenever possible, you should purchase and use Company products and promote their use by others. You should put Company’s interests ahead of any other business and commercial interests you may have as an individual.

1. Conflict of Interest

A conflict of interest exists when there is a conflict between an individual’s obligation to the Company and personal self-interest. Employees should avoid any relationship with other businesses that could impair or unduly influence their ability to discharge their duties properly. The appearance of a conflict often can be as damaging as an actual conflict. A good general rule is to avoid any action or association that would be embarrassing to you or the Company if it were disclosed to the public.

Generally, employees should not provide services or assistance to a competitor or engage in activities that compete with the Company’s business. In addition, you should not use Company assets for your personal gain. Work you do for the Company belongs to the Company. You may not exploit, for your

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personal gain, inventions, patents or copyrights belonging to the Company. If a business opportunity should belong to El Pollo Loco, taking it for your personal gain is similar to misappropriating a corporate asset.

You should not participate in any of the following activities without prior written approval from the Company:

•	Accepting a directorship or other position in any competing business.

•	Using Company copyrights or trade names without permission.

•	Engaging in land or property transactions in which the Company may have an interest.

•	Acquiring an equity interest, including stock or stock options, in businesses engaged in sales to the Company, including suppliers or competitors.

•	No employee shall work for or provide services to a supplier or competitor of El Pollo Loco outside of his or her duties as an El Pollo Loco employee. At the restaurant level, this policy does not apply to hourly crewmembers, provided such outside employment does not violate El Pollo Loco’s Human Resource Policy entitled “Outside Employment”.

Trading in publicly traded securities usually is not a conflict of interest. If you have questions about this policy, contact the General Counsel.

2. Gifts and Entertainment

El Pollo Loco desires to treat fairly and impartially all persons and companies with whom it has business relationships, including its customers, distributors, jobbers, franchisees, and suppliers. Giving or accepting gifts and entertainment can be construed as an attempt to unduly influence the relationship. Generally, you should not provide or accept gifts of more than nominal value or entertainment of greater than usual or customary expense. Gifts of money are never permissible. Your judgment should tell you when a gift is improper and should be refused to prevent embarrassment to everyone and to

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avoid what may be an unintentional violation of the law. Business entertainment is an ambiguous area. Picking up the check (or letting someone else pay the tab) for a business lunch or dinner or tickets to sporting or other events such as the theater, as well as golf events, is usually permissible. Such items may be given or accepted if modest and appropriate and consistent with local business custom. But a clear business purpose must be involved.

If in doubt about whether a gift or entertainment is appropriate, ask your supervisor or General Counsel. Employees will be reimbursed for reasonable business-related travel and entertainment expenses. The expenses must be necessary, legally incurred, and properly authorized, reported and approved.

H. HUMAN RESOURCES

1. Equal Opportunity Employer

El Pollo Loco recognizes that its greatest strength lies in the talent and the ability of its employees. Employees are expected to hold themselves accountable to the highest professional standards with mutual respect being the basis of all professional relationships. Policies and procedures have been established to guide the Company activities in employee relations. It is the Company’s policy to provide equal opportunity for all in recruiting, hiring, developing, promoting and compensating without regard to race, religion, color, age, gender, disability, sexual preference, veteran status or national origin or other criteria as specifically protected by any federal, state or local laws, rules or regulations in order to maintain a professional, safe and discrimination-free work environment, to recognize and compensate employees based on their performance and to provide a competitive array of benefits.

2. Workplace Harassment and Discrimination Prohibitions

El Pollo Loco’s policy is to provide a workplace environment free from sexual harassment and from harassment based upon race, religion, national origin, ethnicity, gender, age, disability, marital status or sexual orientation. In general, harassment is defined as unwelcome conduct when (1) submission to

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such conduct is made either explicitly or implicitly a term or condition of employment; or (2) submission to or rejection of such conduct is used as the basis for employment decisions. Harassment also includes unwelcome conduct that creates a hostile, intimidating or offensive working environment.

The Company condemns sexual harassment in the work place and acknowledges that such conduct violates Title VII of the Civil Rights Act of 1964, as amended.

The guidelines of this policy refer not only to unwanted attention from male supervisors to female employees, but also protects male employees from female supervisors’ sexual harassment. The policy also covers harassment of males by males, and females by females.

This policy refers not only to supervisor-subordinate interactions but also applies to interactions between co-workers, and interactions on the job between employees and customers, vendors, or anyone else with whom an employee interacts at work.

This policy is not intended to limit the rights of free speech and association except insofar as necessary to protect the rights of employees to work at the Company without being sexually harassed.

Harassment may be found to exist under the law when an employee’s submission to harassing conduct is explicitly or implicitly a condition of employment, or if submission to or rejection of such conduct is used as a basis for employment decisions, or where unwelcome conduct is sufficiently severe or pervasive as to create an intimidating, hostile, or offensive work environment.

Forms of conduct that may create, or in combination contribute to the creation of, a harassing work environment may be physical, verbal or visual. Such conduct may include unwelcome sexual advances; repeated requests for dates; sexual, racial or religious comments, jokes, questions, or invitations; other sexual comments referring to someone using sexually degrading words, or sexual slurs; making sexual

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comments abut a person’s clothing or anatomy; making graphic verbal commentary about a person’s appearance; offering employment benefits in exchange for sexual favors; or sending suggestive or obscene letters or notes.

Non-verbal conduct that could contribute to sexually harassing work environment includes displaying sexually explicit or suggestive pictures or calendars or other drawings; repeatedly staring at someone; making sexual gestures with one’s hands or through other body movements; looking a person up and down, or otherwise leering at someone.

Conduct of a physical nature that could constitute harassment includes touching a person’s clothing, hair or body; touching one’s self suggestively in front of another person; blocking a person’s normal movement, or standing close to or brushing up against a person.

Certainly, some of the conduct described above can occur in a non-sexual context. Also, some of the described conduct is more serious than other examples of potentially sexually harassing conduct. Also, it is impossible to list or describe all of the different forms of verbal, visual, and physical conduct that could contribute to a harassing work environment. The examples listed above are merely examples.

3. Reporting Harassment

Any employee who witnesses sexual harassment or who believes that he or she has been sexually harassed at work by anyone, including harassment by supervisors, managers, co-workers, customers, vendors or anyone else, should report the harassment promptly to his or her manager, their supervisor or to Human Resources. (Alternatively, the Company’s Employee Assistance Plan (EAP) counselors are available, but if the employee chooses to call EAP, this will limit the Company’s ability to investigate and to respond because the EAP counselors will release to the Company only such information as the employee authorizes. In other words, the Company may never learn of the harassment if the employee goes only to an EAP counselor, and does not authorize the release of information to the Company.)

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It is management’s responsibility to immediately inform Human Resources upon learning of a sexual harassment complaint. The Company will investigate all complaints of sexual harassment. The information that the complaining employee provides about the complaint will be treated confidentially to the extent feasible, but it must be used to the extent necessary to conduct an investigation. The information learned in the investigation will also be kept confidential to the extent feasible, except as it may be disclosed in conducting the investigation.

The Company will take prompt and appropriate corrective action in response to any sexual harassment or other work place problems uncovered in the investigation. If the accused is found to have engaged in harassment or other misconduct, then he or she will face appropriate disciplinary action based on the severity of the harassment or other misconduct. The disciplinary actions may include written warning, a suspension, a demotion, or a discharge.

4. Protection Against Retaliation

Retaliation against any employee by any manager, supervisor, or co-worker for communicating a complaint about harassment, or for assisting or participating in any investigation or other proceedings regarding harassment, is absolutely prohibited. Any employee who believes that he or she has witnessed retaliation, or has been retaliated against any way should promptly notify his or her manager. Any report of retaliation will be investigated and appropriately addressed. Any manager, supervisor, or co-worker who is found to have retaliated against any other employee as described in this policy will be subject to disciplinary action, which may include a written warning, a suspension, a demotion, or a discharge.

Questions or complaints about potential harassment should be directed to your supervisor, Human Resources representative or the General Counsel.

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I. SUBSTANCE ABUSE

El Pollo Loco does not condone nor will it tolerate illegal drug use or abuse of alcohol or other legally controlled substances by its employees. To protect the health and welfare of its employees, customers, shareholders and neighbors, El Pollo Loco has adopted the following practices and procedures:

The unlawful manufacturing, distribution, dispensing, possession, use, sale or purchase of unauthorized or illegal drugs, contraband (e.g., drug paraphernalia such as pipes) or substances, or the abuse or misuse of legal drugs or alcohol while on Company business or during working hours is prohibited. Any violation is grounds for disciplinary action, including termination.

Any employee under the influence of drugs or alcohol while on Company premises, Company business or during working hours is subject to disciplinary action, including termination.

Unlawful actions by employees that discredit the Company involving illegal drugs or contraband, controlled substances or alcohol during non-working hours are grounds for disciplinary action, including termination.

A medical screen for drugs may be included as a condition of employment in any medical examination provided by the Company. This includes post hire, executive and work-related physical examinations. In addition, employees performing safety-sensitive work or directly supervising safety-sensitive work are subject to random and post-accident testing for drug and/or alcohol use. Confirmed positive test results are grounds for disciplinary action, including termination.

The Company may require medical screens for drugs or alcohol as a condition of continued employment if reasonable suspicion exists that an employee is under the influence of drugs and/or alcohol.

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The Company may inspect or search employee’s possessions on Company premises to assure a drug and alcohol-free work environment. Entry upon the Company’s premises will be deemed to constitute consent to such searches.

Employees who refuse to cooperate fully with the Company’s medical screens or search procedures will be terminated. All other policy violations will result in discipline, up to and including termination. In addition, the Company may require that an employee undergo a professional assessment, complete a rehabilitation program and meet the requirements of a return-to-work agreement as conditions of continued employment.

All employees must notify El Pollo Loco Human Resources Department of any criminal drug statute conviction within five (5) days after such conviction.

Employees who suffer from a substance abuse problem are urged to acknowledge the problem and seek assistance. They may do so by contacting any organization that provides substance abuse counseling or the Employee Assistance Program, and the results of drug and alcohol tests will be kept confidential, except to the extent disclosure is permitted by Company policy or required by law.

J. ENVIRONMENTAL HEALTH AND SAFETY

El Pollo Loco is committed to protecting and maintaining the quality of the environment and to promoting the health and safety of employees, customers and the communities where it operates. Employees are expected to support this commitment by operating in full compliance with all environmental, health and safety laws and regulations and Company policies. Employees must follow all work practices taught in Company-sponsored education and training programs to protect the environment and prevent personal injury or property loss.

Reports of any actual or potential environmental, health or safety problems, or any questions about

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employee responsibilities or Company policies in these areas should be immediately directed to your supervisor or the Safety and Loss Control Manager.

K. EMERGENCY PREPAREDNESS

Emergency preparedness is the responsibility of the Company’s operating units. Crises Management and Emergency Preparedness Plans have been developed for El Pollo Loco. These plans are designed to aid in emergency situations and minimize their impact. They also require that federal, state and local agencies and Company management be promptly notified in appropriate instances.

You are required to become familiar with emergency preparedness in carrying out your responsibilities and to assist in implementing the necessary emergency response. If you have any questions about your responsibilities or if you become aware of any emergency situation, immediately contact your supervisor and follow appropriate procedures.

L. CONFIDENTIALITY OF CORPORATE INFORMATION

One of El Pollo Loco, Inc.’s most valuable assets is its body of business information. The widespread use of computer terminals and systems and cellular phones has caused this information to be potentially accessible by many individuals. Failure to adequately protect this corporate information can lead to the loss of highly confidential data that may place El Pollo Loco at a disadvantage in the marketplace.

As an employee, you are responsible and accountable for the integrity and protection of all business information (including your electronic mail and voice mail) and you must take steps to protect information that has been entrusted to you. For example, you must not make inappropriate modifications of information or destroy, disfigure or disclose information. Customer lists, property records and other business information even if compiled from public sources are Company property and cannot be taken or used for personal benefit.

Documents containing sensitive data should be handled carefully during working hours and must be

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properly secured at the end of the business day. Particular attention must be paid to the security of the data store on the computer system. You must maintain the secrecy of your password and lock the equipment when not in use. If you see people that you do not recognize using computers in your area, immediately report this to your supervisor.

In addition, you should be aware that all electronic and/or voice mail communications are considered records and property of the Company. The Company reserves the right to monitor the contents of messages sent or received over its systems.

M. USE OF COMPANY RESOURCES

1. General Policies

These policies apply to all El Pollo Loco employees, consultants, contract labor, and others acting for or on behalf of El Pollo Loco (sometimes referred to herein as “Employees and Agents”). They are not intended to cover every possible situation that could arise involving the use of El Pollo Loco resources. Please ask questions if you are unsure about any of these policies.

Employees are expected to use good judgment in the use of El Pollo Loco resources. Any personal use of El Pollo Loco resources must not result in significant added costs, disruption of business processes, or any other disadvantage to El Pollo Loco. Use of El Pollo Loco resources for non-El Pollo Loco purposes is appropriate only when specifically authorized by El Pollo Loco policy or procedure or when the user receives express authorization from his or her supervisor. Supervisors are responsible for the resources assigned to their respective departments or areas and are empowered to resolve issues concerning their proper use.

Employees using El Pollo Loco equipment for personal purposes are accountable for that use and must ensure that no such compromise results. Employees and Agents having custody of materials, equipment, tools and information belong to El Pollo Loco or its suppliers, must comply with all El Pollo Loco policies relating to the use, maintenance, storage and protection of such items.

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2. Use of EPL Communication Resources for Non-EPL Purposes

El Pollo Loco (EPL) communications systems are provided for the conduct of El Pollo Loco business. As used in this policy, the term “Electronic Communications System” means any electronic mail, voice mail, local area networks, the Internet, or other access systems, chat rooms, discussion groups, electronic bulletin board postings, or similar systems or devices, now or hereafter owned, leased, operated, maintained or managed by El Pollo Loco; and the term “messages” means all messages, files or other data created, uploaded, downloaded, sent, received, posted or stored on any Electronic Communications System.

Use of El Pollo Loco e-mail systems involves additional considerations and requires special care. Employees must remember that e-mail is not private and its source is clearly identifiable. E-mail messages may remain part of El Pollo Loco’s business records long after they have been supposedly deleted. Employees and Agents must ensure that personal e-mail does not adversely affect the Company or its public image or that of its franchisees, associates, employees or suppliers. E-mail may not be used to send messages that contain obscene, profane or otherwise offensive language or material. All Employees and Agents must refer to the Company policies on e-mail posted on the computer network prior to using inter-office or Internet e-mail. All employees must strictly follow all policies stated therein.

Occasional personal use by employees of telephones, facsimile machines, and voice mail and e-mail systems is permitted within the following guidelines:

•	The use is of reasonable duration and frequency;

•	El Pollo Loco incurs no added costs, such as unreasonable long-distance telephone charges;

•	The use is not related to any illegal activity or the conduct of outside business;

•	The use would not cause embarrassment to the Company;

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•	The use is not in support of any religious, political, or outside organization activity, except for Company-approved support to non-profit organizations at the direction of Management;

•	The use does not interfere with the performance of Company business and the employee’s assigned duties;

•	The Company Electronic Communications Systems are provided by El Pollo Loco as a business tool. El Pollo Loco reserves the right to examine any message or file that is sent or received using its e-mail, voice mail or other communication system;

•	Except as within the above-guidelines, e-mail, voice mail, etc. may not be used to conduct personal business, or for any other purpose;

•	Inappropriate messages, which are intended to annoy, harass or which would be deemed offensive, will not be tolerated. If you would not send it in a memo, letter or say it in public, do not send it by e-mail, voice mail, etc. El Pollo Loco’s existing policies regarding personal conduct and communications, including without limitation, the policies prohibiting racial and sexual discrimination and harassment, apply equally to these modes of communication;

•	You will be considered the author of any message that is sent under your user I.D. Therefore, do not share your password with anyone. Furthermore, do not use a password that is easy to guess, otherwise, someone else may send a message in your name. In addition, do not leave e-mail messages on your screen while you are away from your desk, and do not leave your desk for long periods of time while you are logged into the e-mail system;

•	Messages that are sent outside of El Pollo Loco will appear on other e-mail or access systems or in chat rooms, discussion groups, and electronic bulletin boards as coming from you, as a representative of El Pollo Loco. Depending on the recipient, your e-mail message could be copied and forward to hundreds of other people. Avoid any comments that are false, misleading, potentially embarrassing or would reflect badly on you, the Company or any other person or Company if they were to be repeated. In some situations, individuals and companies have been sued for defamation, invasion of privacy, etc. for comments that were repeated over e-mail networks;

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•	Avoid sending messages that are of a confidential nature to other e-mail or access systems. No “material non-public information” (information that is not available to the public at large that could affect the market price of a security and to which a reasonable investor would attach importance in deciding whether to buy, sell or retain the security), unlicensed copyrights material, or trade secret material may be uploaded or downloaded by employees without the express consent and authorization of El Pollo Loco. In addition, do not copy and send by any electronic communications system any original information that is protected by copyright laws or that is material non-public information. Remember that outside systems, such as the Internet, have varying degrees of security. While the chances of your message being intercepted are small, it is possible. It is also possible to send the message to the wrong person if you use the wrong address. Inappropriate sending or posting of material non-public information may result in substantial civil and criminal penalties such as fines and/or imprisonment. Please contact El Pollo Loco’s General Counsel if you have questions regarding what constitutes material non-public information;

•	No one should assume that any electronic messages are private. Despite system features that give the appearance of privacy–including passwords and the apparent ability to delete messages—messages are not necessarily private for two reasons:

(1)	Electronic communications may not be secure. The security of electronic files on shared systems and networks and in voice mail often approximates that of a document placed in an unsealed envelope—generally respected, but easily read by someone determined to do so. Accordingly, you should assume that your messages might be heard or read by someone other than the intended recipient. Even when a message is deleted, it still may be backed-up elsewhere or it may be possible to recreate the message. Highly confidential or sensitive information should not be communicated by means of an Electronic Communications System.

(2)

Messages may be audited by El Pollo Loco at any time. El Pollo Loco reserves the rights to monitor, access, retrieve and read all messages, and to disclose any message to law enforcement officials or other third parties, without any prior notice to the originator or

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recipient of the message. Supervisors and managers may be authorized by management to review messages to and from employees they supervise or manage, and employees whose normal job responsibilities include data integrity and security may be authorized by management to review messages to or from any El Pollo Loco employee, for the purpose of:

(a)	identifying and diagnosing hardware and software problems;

(b)	preventing system misuse;

(c)	determining whether there have been any breaches of confidentiality, security or violations of this Policy;

(d)	investigating misconduct or illegal, unethical or inappropriate activity;

(e)	assuring compliance with proprietary rights, contractual obligations and licenses;

(f)	complying with all legal obligations to which El Pollo Loco is subject;

(g)	complying with legal and regulatory requests for information; and

(h)	otherwise protecting the business interests of El Pollo Loco. No other monitoring or review of messages may be made without the prior approval of El Pollo Loco’s President or General Counsel;

•	Violations of this policy may result in suspension of use privileges for Electronic Communications Systems, or other disciplinary action or termination, depending on the severity of the violation, as determined by El Pollo Loco in its sole discretion; and

•	REMEMBER, USAGE OF ALL ELECTRONIC COMMUNICATION SYSTEMS IS BOTH A BUSINESS TOOL AND A PRIVILEGE. PLEASE ACT ACCORDINGLY.

3. Use of EPL Personal Computers, Software, Copiers and Similar Office Equipment

Office equipment, such as personal computers and copiers, is provided for the conduct of El Pollo Loco (EPL) business. El Pollo Loco may incur costs based on the rate of usage of such equipment. Occasional personal use of personal computers, copiers, or similar office equipment is permitted, within the following guidelines:

•	The use should be infrequent and minimal;

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•	The use must not be related to any illegal activity or the conduct of any outside business;

•	The use must not cause embarrassment to the Company;

•	The use should not be in support of any religious, political or other outside organization activity, except for El Pollo Loco requested or approved support to nonprofit organizations as directed by Management;

•	The equipment should be used on an off-hour work basis, such as after work hours;

•	The use should not interfere with the performance of Company business or an employees assigned duties; and

•	There should be no incremental cost to El Pollo Loco or the cost should be minimal.

El Pollo Loco, Inc. employees use software programs for word processing, spreadsheets, data management and many other applications. Most of the software products purchased by the Company are covered by some form of licensing agreement that describes the terms, conditions and allowed uses.

It is El Pollo Loco, Inc.’s policy to respect copyright laws and observe the terms and conditions of any license agreement. U.S. copyright law imposes civil and criminal penalties for illegal reproductions and use of licensed software. Each user must be aware of the restrictions on the use of software and must abide by those restrictions.

All employees must comply with the policies and procedures stated above. Violation of these policies and procedures will subject an individual to appropriate disciplinary action. Questions or issues concerning appropriate use of Company resources should be directed to the Department Vice President.

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4. Use Of Internet

Access to the Internet through the El Pollo Loco network is a privilege and carries responsibilities reflecting responsible and ethical use. Internet access must be approved and granted through the Director of Information Technology (DIT). Use of the Internet through the El Pollo Loco network constitutes the individual’s acceptance of this policy.

Employee-users are expected to be knowledgeable of these and all policies of El Pollo Loco. Care must be taken by all employee-users to ensure that accessing the Internet does not jeopardize El Pollo Loco’s interests. Any questions should be directed to the DIT. Violations of this or any other El Pollo Loco policy subjects the employee-user to immediate revocation of system privileges and may result in further disciplinary action, up to and including termination.

(a) Authentication Process

The employee-user must first be authenticated through an El Pollo Loco-assigned network username and password. The username and password is the responsibility of the individual to whom it is assigned. Any authorized use of the username and password by other individuals (i.e., family members) to gain access to the El Pollo Loco network and Internet makes that employee-user responsible for any and all actions of those individuals. Violations of El Pollo Loco’s Internet Use Policy and any other policy through the authorized use of the username and password subjects the individual to whom it is assigned to disciplinary action, up to and including termination. You should not expect that transmissions made through the El Pollo Loco network are confidential. Although you will be given a username and password, this does not insulate transmissions from employer review for business purposes.

(b) Personal Use

Limited personal use of the Internet is allowed and encouraged by El Pollo Loco. However, the employee-user is reminded that use of any and all El Pollo Loco property is primarily for the purpose of

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El Pollo Loco business. Any personal use of the Internet is expected to be on the user’s own time and is not to interfere with the person’s job responsibilities.

In addition, any posting to public forums such as newsgroups, or any transmittal of electronic mail through the Internet for personal use must include a disclaimer that the views are those of the employee-user and not El Pollo Loco. These forums should be used with care and must not cause any adverse publicity or embarrassment to El Pollo Loco.

(c) Ethical Use of Internet

At any time and without prior notice, El Pollo Loco management reserves the right to examine e-mail, personal file directories, and other information stored on El Pollo Loco computers. This examination helps to ensure compliance with internal policies, supports the performance of internal investigations, and assists the management of information systems. As such, the DIT may monitor access to the Internet. Use of the Internet constitutes acceptance of such monitoring.

This policy should be read and interpreted in conjunction with all other El Pollo Loco policies including but not limited to policies prohibiting harassment, discrimination, offensive conduct or inappropriate behavior. Employee-users are prohibited from accessing the Internet for any unethical purposes, including pornography, violence, gambling, racism, harassment, or any illegal activity. Employee-users are forbidden from using profanity or vulgarity when positing electronic mail via the Internet or posting to public forums (i.e., newsgroups). Any electronic mail sent through or postings to public newsgroups must fall within these ethical standards.

The employee-user must abide by all federal and state laws with regard to information sent through the Internet. The El Pollo Loco Code of Business Conduct strictly prohibits unauthorized release or disclosure of any confidential El Pollo Loco information through the Internet or through any other means. Company trade secrets and confidential information should not be transmitted over the Internet.

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Employee-users are also prohibited from using Internet access through El Pollo Loco systems for any other business or profit-making activities.

In general, employees should exercise the same restraint and caution in drafting and transmitting messages over the Internet as they would when writing a memorandum and should assume that their message will be saved and reviewed by someone other than the intended recipients. To obtain detailed information regarding the obligations and responsibilities of employee-users while communication via e-mail please refer to El Pollo Loco’s Code of Business Conduct section M, “Use of Company Resources.”

(d) Downloading Software

Employee-users are prohibited from downloading software from the Internet without prior written approval of the Director of Information Technology or his/her designate. Downloading of games from the Internet is prohibited. Downloading of any executable files or programs which change the configuration of your system by anyone other than Information Systems personnel is prohibited. The employee-user should take extreme caution when downloading software or files from the Internet. All files or software should be passed through virus protection programs prior to use. Failure to detect viruses could result in corruption or damage to files and/or unauthorized entry into El Pollo Loco’s network. It is mandatory that you comply with copyright and trademark laws when downloading material from the Internet.

If the employee-user finds that any damage occurred as a result of downloading software or files, the incident should be reported immediately to the Network Administrator or the DIT.

Employee-users may not install other on-line services to access the Internet on El Pollo Loco-owned computers, such as America OnLine, CompuServe, Earthlink, etc. Any questions should be directed to the Network Administrator or DIT.

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N. RECORDS MANAGEMENT

El Pollo Loco, Inc. corporate records are important assets. Corporate records include essentially everything you produce as an employee, regardless of its format. A corporate record may be in the form of paper, computer tapes, microfilm, and electronic mail or voice mail. It may be something as obvious as a memorandum, a contract or a case study or something not as obvious, such as a desk calendar, an appointment book or an expense record.

El Pollo Loco is required by law to maintain certain types of corporate records, usually for a specified period of time. Failure to retain such documents for such minimum periods could subject the Company to penalties and fines, cause the loss of rights, obstruct justice, place the Company in contempt of court or place the Company at a serious disadvantage in litigation.

Accordingly, El Pollo Loco has established controls to assure retention for required periods and timely destruction of retrievable records, such as paper copies and records on computers, electronic systems, microfiche and microfilm. Even if a document is retained for the legally required period, liability could still result if a document is destroyed before its scheduled destruction date.

You are expected to become familiar with and fully comply with the records retention/destruction schedule for the department in which you work. If you believe that documents should be retained beyond the applicable retention period, consult your supervisor who, in turn, should contact the Manager, Records Management Compliance or El Pollo Loco’s General Counsel.

O. COMMUNITY INVOLVEMENT

El Pollo Loco strives to be a responsible corporate citizen in the communities and areas in which it operates. In this effort, the Company provides support to various educational, cultural and civic endeavors. Such support may involve gifts of time such as participating in charities through the El Pollo Loco Impact Committee or monetary contributions.

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In addition, El Pollo Loco may support charitable fund appeals through payroll deduction of employee gifts and by matching employee donations. The Company encourages employees to become active citizens in their communities. You should use your good judgment to assure that your participation does not conflict with your responsibilities to the Company.

P. SECURITY AND COMPLIANCE ASSISTANCE

El Pollo Loco is committed to providing a safe and secure workplace. In this regard, El Pollo Loco may conduct on each employee a full background investigation prior to actual employment and requires drug screening as a condition of employment. Firearms shall not be in the possession of any employee or agent while on Company premises or when engaged in Company business unless authorized in writing in advance by the Company’s General Counsel. Any firearm violation must be reported immediately to any member of the Management Committee.

Employees and other persons on Company premises may be subject, in certain approved circumstances, to inspection of their personal property (including lockers, baggage, desks and parcels), computers and automobiles while on Company property. Any employee who refuses an inspection request by an authorized Company personnel may be subject to discipline, up to and including discharge.

Any act by an employee which involves theft, fraud, embezzlement, misappropriation or any form of wrongful conversion of El Pollo Loco’s property or another employee (including El Pollo Loco trade secrets) shall subject the employee to strict disciplinary measures. This type of behavior will subject an employee to discipline regardless of whether the conduct results in a criminal proceeding.

Any conduct by an El Pollo Loco employee that involves fraud or deception with respect to El Pollo Loco, a supplier or franchisee or any other individual, shall subject the employee to discipline regardless

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of whether the conduct results in a criminal proceeding. Examples of fraud or deception include: kickbacks of money, property or favors or providing false receipts or invoices.

Any conduct by an El Pollo Loco employee involving any type of dishonest or unethical behavior shall subject the employee to discipline regardless of whether the conduct results in a criminal proceeding. Examples of such behavior include improper destruction or alteration of Company records or misrepresentation of information.

Any security incidents and crimes involving the Company must be reported immediately. Reportable incidents include theft, fraud, property damage, injury or threats of injury to Company employees and any other suspected or actual violation of this Code.

Reports may be made either to your supervisor, General Counsel, any member of the Management Committee or your human resources manager.

All reports may be made anonymous and without fear of reprisal.

Q. OTHER POLICIES AND GUIDELINES

There are many other laws which affect the conduct of our business than those discussed in this booklet. El Pollo Loco’s policies and guidelines with respect to compliance with these laws are reflected in other places. All employees should make themselves aware of Company policies and guidelines that affect their job responsibilities. Copies of such other policies may be obtained from an employee’s immediate supervisor, the Human Resources Department and the Legal Department. All Management employees are responsible for making all El Pollo Loco policies available to employees under their supervision.

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HYPOTHETICAL CASES

CASE #1

It is discovered that a representative of Sam Suppliers, Inc., a supplier of El Pollo Loco for years, offered a discount on its products to Paul, a purchasing agent for El Pollo Loco. The supplier’s representative contacted Paul and informed him that if he needed any products Sam’s carries, to let him know and he would give Paul 20% off if he paid cash.

•	Paul comes to you. What do you do?

Company Policy

•	As to Paul, an employee or immediate family member is prohibited from giving or receiving gratuities, gifts or favors in connection with his employment at El Pollo Loco, unless such item is a commonly distributed item of nominal value given for advertising or promotional purposes or is of modest value and is consistent with local business customs.

•	As to Supplier, although not specifically addressed, the same standard applies to customers and suppliers.

Application of Policy

•	Paul may not receive such a gift or favor from a supplier of El Pollo Loco. To do so would be a violation of Company policy and would not be consistent with local custom. Moreover, the representative’s request of payment in cash would appear inappropriate under these circumstances.

•	Taking action against the supplier’s representative such as notifying his immediate supervisor would be appropriate. Severing the relationship with the supplier may be considered.

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CASE #2

Anne Accountant, accountant for El Pollo Loco, operates a side business selling cosmetics. Many of Anne’s customers frequently call her at work and order products during her work hours and she leaves during work hours to pick up and deliver products. Anne’s supervisor learns of this information.

•	What should Anne’s supervisor do in this case?

Company Policy

•	El Pollo Loco communication systems are provided for the conduct of Company business. However, occasional personal use by employees of telephones, facsimile machines, voice mail and E-Mail systems is permitted within the policy guidelines. However, El Pollo Loco employees are prohibited from using Company resources to conduct outside business.

Application of Policy

•	Anne’s supervisor should conduct a reasonable investigation of the facts. If the investigation confirms a violation of Company policy, her supervisor should take appropriate disciplinary action against Anne with the guidance of the Human Resources and Legal Department.

CASE #3

Marvin Number Cruncher is a staff accountant for El Pollo Loco. Marvin’s wife Louise is a local businesswoman. Louise is a partner in a company that is involved in the lease of El Pollo Loco real estate. Marvin is unsure of the propriety of the transaction his wife is negotiating. He discusses the matter with his supervisors.

•	How should Marvin’s supervisor respond?

Company Policy

•	A conflict of interest may exist when an employee is involved in an activity or has a personal interest

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that might interfere with the employee’s objectivity in performing Company duties and responsibilities. Therefore, any such activity or personal interest, including those of the employee’s immediate family, is prohibited unless formally approved by Management. An actual conflict of interest need not be present to constitute a violation of these policies. Activities that create the appearance of a conflict of interest must also be avoided in order not to reflect negatively on the reputation of El Pollo Loco and its employees.

Application of Policy

•	Marvin was correct in informing his supervisor. Although an actual conflict may not exist based on Marvin’s job responsibilities, all facts should be reviewed to determine whether circumstances exist that may create the appearance of a conflict, which must also be avoided.

•	Marvin and his supervisor should notify the Legal Department and disclose the information. The General Counsel can then provide proper guidance as to the propriety of the facts in this case.

CASE #4

Nellie Newhire, a 24-year-old female, applies for a job at El Pollo Loco. The only opening is for a facilities technician. The job requires lifting 45 pounds or more. Nellie is qualified in every aspect for the job but the Human Resources representative doesn’t think she can lift 45 pounds on a regular basis. The Human Resources representative asks Nellie to undergo a lifting test.

The representative was right and Nellie could hardly lift 40 pounds. The representative declines to offer Nellie the job. Later, the job is filled with a large male who the representative is sure can lift the requisite weight.

One month later, El Pollo Loco receives notice that Nellie has filed suit against the Company, claiming that she was not hired because of her gender and that El Pollo Loco engaged in unlawful discrimination against her.

•	Does Nellie have any basis for her claim? What could have been done to avoid the problem?

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Company Policy

•	It is the policy of El Pollo Loco to afford equal employment and advancement opportunities for all qualified individuals without distinction or discrimination because of race, color, sex, religion, age, national origin, physical disability or mental disability. These policies apply to all employees and applicants for employment and to all aspects of the employment relationship, including recruitment, hiring, promotion, transfer, training, compensation and benefits.

Application of Policy

•	Since the Human Resources representative administered a lifting test to Nellie, the female, but not to the male applicant, there is an inference that she was discriminated against on the basis of her gender. The representative should have administered the same lifting test to all applicants for the position. If the test was consistently applied and Nellie could not lift the requisite amount, El Pollo Loco would have had a legitimate business reason for not offering Nellie the position.

CASE #5

Denny Development, an El Pollo Loco employee, regularly submits expense reports, claiming reimbursement for lunches and dinners with El Pollo Loco brokers, etc. A Department audit discloses that Denny has not in fact had lunch or dinner with any customers.

•	What should the Department V.P. do?

Company Policy

•	Any conduct by an El Pollo Loco employee which involves any type of fraud or deception with respect to the Company, a customer, a supplier or any other individual, shall subject such employee to discipline regardless of whether the conduct results in a criminal proceeding. Examples of fraud or deception include kickbacks of money, property or favors; billing a customer for goods the customer did not receive; or providing false receipts or invoices.

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Application of Policy

•	In this situation, Denny, having filed false reports is subject to disciplinary action, up to and including dismissal.

CASE #6

The Purchasing Agent for El Pollo Loco learns that a tortilla ingredient the Company is using is unapproved for human consumption. However, the new ingredient only costs half as much as the ingredient the Company was previously using. What should the Purchasing Agent do?

Company Policy

•	El Pollo Loco is committed to operating its facilities in a manner that protects human health and safety, as well as the environment, in compliance with safety and environmental laws.

Application of Policy

•	As an El Pollo Loco employee, the Purchasing Agent has a duty to fulfill the intent of the Company’s environmental safety policy. The Purchasing Agent has a duty to report the information to the appropriate El Pollo Loco personnel.

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